VIRBAC CORPORATION	EXHIBIT 99.1

David G. Eller, President & CEO
817-831-5030

FOR IMMEDIATE RELEASE

VIRBAC CORPORATION HIRES NEW CFO

FORT WORTH, TX, June 3, 2004 – Virbac Corporation (OTC BB: VBAC.PK) has announced that Jean Nelson will be joining the Company’s senior management team as its Chief Financial Officer.

Ms. Nelson is a Certified Public Accountant and began her career on the audit staff of an international public accounting firm. She also has substantial prior experience in senior finance positions at publicly traded multinational companies. Most recently, Ms. Nelson served as Vice President and Chief Financial Officer of AMX Corp. and previously served as Vice President and Treasurer at Sensormatic Electronics Corporation. She has also served as Vice President and Controller at Brinks Home Security and held several senior finance positions at W. R. Grace & Co.

David G. Eller, Virbac’s President and Chief Executive Officer said “We are pleased that Jean has joined the Virbac team and are confident that the skills she developed through her auditing background and, more recently as Treasurer and Chief Financial Officer of a public company, will be a great asset. We are certain that Jean will make a significant contribution toward strengthening Virbac’s future through growth and profitability.”

Ms. Nelson, who will assume the CFO duties at Virbac on June 14, 2004, said “The Virbac Chief Financial Officer position is an excellent opportunity for me. I am excited about joining Virbac and look forward to applying my skills and experience, together with the Company’s management team, to build Virbac into an industry leader while increasing shareholder value.”

The Company stated that the work required prior to the release of financial information was ongoing and that the process has progressed to the stage that Virbac is now working with its independent auditors to facilitate the auditor’s review of internally generated financial statements. Virbac said that it would not release estimates or projections prior to the filing of financial statements with the United States Securities and Exchange Commission and declined to comment on when it would make these filings. The Company did, however, express its expectation that Ms. Nelson’s arrival as CFO would accelerate the pace of progress.

Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T. ® Home Dental Care, the Allerderm line of dermatology products, IVERHART™ PLUS Flavored Chewables, and Preventic® Plus. For more information on Virbac and its products, please visit www.virbaccorp.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate, “expect,” “plan,” “intend,” “could,” “designed,” and similar expressions may identify forward-looking statements. These forward looking statements are based upon estimates and assumptions that are subject to risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond Virbac’s control, actual future events may deviate from the estimates and assumptions on which the forward-looking statements are based. Deviations between actual future events and Virbac’s estimates and assumptions could lead to results that are materially different from those expressed in or implied by the forward-looking statements contained in this press release. Virbac does not intend to update these forward- looking statements to reflect actual future events.